UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 24, 2013

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
______________________________________ (State or other jurisdiction	____________________ (Commission	____________________________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue Milwaukee Wisconsin		53209
_____________________________________________________________ (Address of principal executive offices)		__________________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) On July 24, 2013, the Board of Directors (the “Board”) of Johnson Controls, Inc. (the “Company”) approved certain changes relating to executive officers and directors, which are described more fully in the Company's press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

As a result of the announced changes, the Company is reporting that Alex A. Molinaroli, the Company's current Vice Chairman has been elected Chief Executive Officer and President of the Company effective October 1, 2013. Further, Mr. Molinaroli has been elected to the Board effective October 1, 2013 and elected Chairman of the Board effective January 1, 2014.

Also as a result of the announced changes, Stephen A. Roell, the Company's current Chairman of the Board, Chief Executive Officer and President, will cease serving as Chief Executive Officer and President on September 30, 2013, and will retire from the Company effective December 31, 2013. Further, Mr. Roell will retire as Chairman of the Board and as a director effective December 31, 2013.

Mr. Molinaroli, age 53, was elected Vice Chairman of the Company in January 2013 and a Corporate Vice President in May 2004. Previously, Mr. Molinaroli served as President of the Company's Power Solutions business from January 2007 to January 2013. Mr. Molinaroli also served as Vice President and General Manager for North America Systems & the Middle East for the Company's Building Efficiency business and has held increasing levels of responsibility for controls systems and services sales and operations. Mr. Molinaroli joined the Company in 1983.

Each of Mr. Roell and Mr. Molinaroli are parties to the Company's form of executive employment agreement, which the Company filed as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, and the Company's form of indemnity agreement, which the Company filed as an exhibit to its Annual Report on Form 10-K for the year ended September 30, 2007.

There are no transactions in which Mr. Molinaroli has an interest requiring disclosure on the part of the Company under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. The Board does not expect that Mr. Molinaroli will be named to any Board committees at the time that he becomes a director on October 1, 2013.

The Board also took action at its July 24, 2013 meeting to increase the size of the Board from 10 to 11 members, effective October 1, 2013; Mr. Molinaroli will fill the vacancy created by the increase in the number of directors. This action did not require an amendment to the Company's By-Laws because the By-Laws provide for a range in the size of the Board of not less than 9 nor more than 13 members, with the Board having the authority to determine the size of the Board within this range by resolution.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 24, 2013, the Board of Directors also approved an amendment to the Company's By-Laws related to the description of the position of Chairman under Article IV, Section 5 of the Company's By-Laws. Specifically, the amendment to the By-Laws expressly allows the offices of Chairman and Chief Executive Officers to be held by separate individuals. The By-Laws, as amended and restated through July 24, 2013, are filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 5.05	Amendment to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics

On July 24, 2013, the Board approved amendments to the Company's Ethics Policy, which amendments become effective January 1, 2014. The Ethics Policy applies to all employees, including executive officers, and directors of the Company, as well as the Company's agents and contract workers. The substantive amendments to the Ethics

Policy consist of updates or enhancements to the following subject areas: No Retaliation, Taking Action, Freedom of Association, Insider Trading, Anti-corruption, Communication and Data Privacy.

The foregoing summary of the amendments to the Ethics Policy is subject to and qualified in its entirety by reference to the full text of the Ethics Policy as so amended. The current version of the Ethics Policy is, and future versions once effective will be, posted on the Company's web site at http://www.johnsoncontrols.com/governance.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

3.1	Johnson Controls, Inc. By-Laws, as amended and restated through July 24, 2013

99.2	Press Release issued by Johnson Controls, Inc., dated July 24, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

Date: July 25, 2013	By:	/s/ Jerome D. Okarma
		Name:	Jerome D. Okarma
		Title:	Vice President, Secretary and General Counsel